October 4, 2016

Apollo Investment Corporation
9 West 57th Street,
New York, NY 10019

Re: Apollo Investment Corporation (No. 333-205660)

Ladies and Gentlemen:

We hereby consent to reference to our firm under the heading “Legal Matters” in the Post-Effective Amendment No. 1 under the Securities Act of 1933 to the Registration Statement of Apollo Investment Corporation. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Miles & Stockbridge P.C.

By: /s/ Scott R. Wilson
Principal